EXHIBIT 10.31
PROFESSIONAL SERVICES AGREEMENT
BETWEEN
AND

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CERTAIN INFORMATION FROM THIS DOCUMENT HAS BEEN REDACTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST BY HARMONIC INC. UNDER 17 C.F.R. §§ 200.80(B)(4), 200.83 AND 240.24B-2 AND SUBMITTED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
PROFESSIONAL SERVICES AGREEMENT
This Professional Services Agreement (“Agreement”) by and between Plexus Services Corp., including its subsidiaries and affiliates (“Plexus”), a Nevada Corporation whose principal place of business is located at 55 Jewelers Park Drive, Neenah, WI 54957-0156, and Harmonic Inc., including its subsidiaries and affiliates, (“Harmonic”), a Delaware Corporation whose principal place of business is located at 549 Baltic Way, Sunnyvale, CA 94089 USA, is entered into as of September 22, 2003 (“Effective Date”).
WHEREAS, Harmonic desires to purchase custom manufacturing and related services for certain products consisting of hardware and software components for resale to its customers; and
WHEREAS, Plexus is in the business of providing manufacturing services that include the custom manufacture of printed electronic circuit boards, systems and related services; and
WHEREAS, the parties deem it desirable by means of this Agreement to establish terms and conditions which shall govern Plexus’s sale and Harmonic’s purchase of the products and services;
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein set forth, the parties hereto mutually agree as follows:
1. Definitions
1.1.	“Annualized Run Rate” shall mean the aggregate price of the previous quarter’s actual shipments to Harmonic plus current quarter open orders and forecast, annualized.
1.2.	“Approved Vendor List” (AVL) shall mean the list of suppliers or component manufacturers approved as sources of supply for each component.
1.3.	“Blanket Purchase Order” — shall mean the written instrument issued by Harmonic during the Term against which Releases shall be issued, but which in itself is not a binding commitment to purchase Product, nor sets any date for delivery;
1.4.	“Custom engineered component” (CEC) shall mean a build to print component that is built to a specification and only used in Harmonic’s Product.
1.5.	“Finished Goods” a Product which is physically complete, has passed final test and inspection, and has been transacted and physically moved to the Finished Goods location.
1.6.	“Minimum Order Quantity (MOQ) List” shall mean a list of parts that have a minimum order purchase quantity requirement.
1.7.	“Products” shall mean the items consisting of hardware and software components to be manufactured by Plexus in accordance with Harmonic’s specifications and delivered to Harmonic as a completed product, including (i) any successor, follow-up, enhanced, or modified version of these Products, and (ii) any other goods which the parties agree in writing shall be subject to this Agreement.
1.8.	“Purchase Order” shall mean the written instrument issued by Harmonic during the Term which is a binding commitment to purchase specific Products or services and which establishes dates for delivery;

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1.9.	“Release” shall mean any written request issued by Harmonic pursuant to a Blanket Order by which a purchase commitment is made and the delivery date for all or part of the Blanket Order is set;

1.10.	“Order” shall mean, collectively, Purchase Order, Blanket Purchase Order, and Releases.
1.11.	“Services” shall mean the services to be provided by Plexus to Harmonic including but not limited to, prototype development and manufacturing, test development, product manufacturing, system assembly, order fulfillment, and repair.
1.12.	“Specification” shall mean the Harmonic manufacturing specifications made available to Plexus, including but not limited to bill of materials, test specifications, and assembly drawings, applicable to each Product as designated on the Order.
1.13.	“Transition period” shall mean the period of time Harmonic is transitioning the manufacture of its products to Plexus which shall end the earlier of: i) June 30, 2004; or ii) when receipts, open orders, and forecast total at least ten million dollars per quarter.
1.14.	“Work Product” shall mean the Product, any and all recommendations, findings, reports, designs, drawings, diagrams, plans, specifications, writings of any nature, photographs, artwork, audio and visual works, computer programs, inventions, discoveries, and improvements developed, written, made, conceived or reduced to practice in the course of or arising out of the Services performed by Plexus for Harmonic under this Agreement.
2.	List of Exhibits. The following exhibits attached hereto are incorporated and made a part of this Agreement:
•	Exhibit A – Transition

•	Exhibit B – Pricing

•	Exhibit C – Scheduling and Flexibility

•	Exhibit D – Material Procurement and Liability

•	Exhibit B – Fulfillment Services

•	Exhibit F – Quality Requirements
3.	Scope of Work
3.1.	Plexus shall manufacture a range of products and provide Services on behalf of Harmonic at the prices incorporated by reference in Exhibit B. Plexus shall manufacture Products that conform to Harmonic’s Specifications, quality and other applicable documentation as set forth in this Agreement. Unless otherwise specified herein, the parties agree that Plexus may provide such Products and Services from any of its various global facilities.
3.2.	This Agreement is not a requirements contract and does not obligate Harmonic to purchase any Products. Plexus agrees to assemble, test and sell the Products exclusively to Harmonic and Harmonic shall purchase Products in accordance with and only in response to Purchase Orders, Blanket Purchase Orders, and Releases issued by Harmonic.
3.3.	The parties shall develop a mutually agreed “Service Level Agreement” (SLA) within ninety (90) days of the Effective Date of this Agreement Such SLA shall define expected performance levels and establish a framework for communication between the parties and shall be fully incorporated herein by this reference. In the event of any conflict between any provision of this Agreement and any provision in the SLA, the terms and conditions of this Agreement shall prevail.
4.	Term
4.1.	This Agreement shall commence on the Effective Date and shall continue for an initial term of thirty-six (36) months and shall automatically renew for successive twelve (12) month increments, unless terminated earlier as provided hereunder.
5.	Product Forecast
5.1.	Harmonic shall provide Plexus on a monthly basis, a twelve (12) month rolling forecast that assumes three (3) months of demand arc covered by Orders issued by Harmonic. Such forecasts are to be used by Plexus for planning purposes and do not constitute any obligation by Harmonic to purchase Products, as the forecasts are estimates based on marketing data, which may be inaccurate and subject to change according to actual market demand. Notwithstanding the foregoing, Plexus may make component purchases based on Harmonic’s forecast with Harmonic’s prior written authorization.

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6.	Orders
6.1.	Harmonic may place Orders with Plexus on an as needed basis and such Orders shall become effective upon acceptance of the Order by Plexus. Orders shall specify the quantities, prices, revisions, delivery schedules, products, Specifications, and other applicable information necessary for the transaction. Plexus shall acknowledge the Orders within two (2) business days of receipt by facsimile, confirmed email, or mail, provided that the Orders are within the forecast and flexibility parameters set forth in Exhibit C. Such acknowledgements will include verified delivery dates and confirmation of any other applicable Order information requested by Harmonic. If Plexus has any issues with, or requested modifications to, a Harmonic Order, Plexus and Harmonic will work together in good faith to resolve such issues expeditiously and with as little impact to the fulfillment of the Order as possible. This Agreement becomes the exclusive and binding agreement between the parties for the purchase of Products and/or Services when an Order is accepted by acknowledgement and/or commencement of performance by Plexus. Acceptance of an Order is limited to these terms and conditions and each party expressly rejects any other terms, conditions or provisions, on either party’s standard forms, including but not limited to, invoices, acknowledgments, and purchase orders, unless otherwise agreed in writing by both parties.
6.2.	Orders shall be fulfilled in accordance with Exhibits C and D. Upon Harmonic’s written request Order fulfillment services will be provided in accordance with Exhibit E.
7.	Title
7.1.	Except as otherwise provided herein, all shipments of Products hereunder shall be made, and Products shall be deemed delivered, FCA Boise Idaho (INCOTERMS 2000), at which point title to Product(s) and risk of loss pass to Harmonic. In the case of shipments of finished Products from Plexus’ Malaysia facilities to Harmonic facilities in Sunnyvale, California shipments shall be made, and Products shall be deemed delivered, DDP destination (INCOTERMS 2000) at which point risk of loss to the Product will pass to Harmonic (title with respect to such shipments will pass, however, to Harmonic at the time of shipment by Plexus). Any finished Products from Malaysia for which Harmonic requests Plexus to ship to destinations other than Harmonic Sunnyvale, California, shipments shall be made, and Products shall be deemed delivered, FCA point of origin (1NCOTERMS 2000), at which point title to Products and risk of loss pass to Harmonic.
7.2.	If Plexus has held finished Product manufactured in accordance with this Agreement in Plexus inventory for more than thirty (30) days, Plexus may, unless otherwise mutually agreed in writing, invoice Harmonic for such Product but will hold Product within its facilities pending further shipment instructions from Harmonic (“Fulfillment Inventory”). Plexus will invoice for such Fulfillment Inventory upon the same being placed in Harmonic’s Finished Goods inventory location at Plexus, at which time title and risk of loss to such inventory shall also pass to Harmonic. Plexus will, however, insure such Fulfillment Inventory held in Plexus’ facilities at the full replacement cost thereof under the terms and conditions of Plexus’ “all risk” insurance coverage. The prices for the Fulfillment Inventory shall be the prices set forth in those Harmonic Orders under which Plexus manufactured such inventory. Harmonic has requested that Plexus hold such Product following invoicing in order to provide an inventory management and distribution service to Harmonic. If Plexus holds Product for more than (90) days after title to the same has transferred to Harmonic, Plexus will notify Harmonic and ship the Product to Harmonic or its designated agents, unless otherwise agreed in writing.
8.	Packing and Transportation
8.1.	All Products shall be packaged appropriately for the method of transportation and in accordance with the Specifications. All Products shall be shipped in accordance with written shipping instructions provided by Harmonic, or if no such instructions are provided, by best route and mode of transportation. Plexus shall be liable for any cost, loss, damage, liability or excess shipping costs resulting from routing differing from Harmonic’s instructions. Unless otherwise specified on the Order, for any shipments subject to FCA terms as specified in Section 7.1, Plexus shall prepay and add to invoice the cost of freight and any taxes, VAT, duties, customs, or other charges or fees assessed by any government applicable to the transaction, that would apply to the requested destination.
8.2.	Each party shall provide reasonable assistance to the other party with respect to applicable import and export activity necessary for product shipments. Harmonic further agrees to submit requested export information to Plexus pursuant to Plexus Guidelines for Harmonic-Driven Export Shipments.

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9.	Delivery
The delivery date for Product will be the date set forth in Harmonic Orders accepted by Plexus. Plexus will deliver Product no sooner than [*] ([*]) days early and no later than zero (0) days late. Plexus will notify Harmonic as soon as it becomes aware of any impending late delivery and, if a late delivery is caused by factors within Plexus reasonable control, Plexus will expedite shipment and pay any resulting incremental cost in doing so. If Plexus delivers Product more than fifteen (15) business days late and the lateness is within Plexus’ reasonable control, such late delivery shall be considered a material breach of this Agreement by Plexus, and Harmonic, at its option, may reschedule such late shipment for up to ninety (90) calendar days or cancel all or part of the applicable Order without any charge, obligation or liability.
10.	Performance Review
10.1.	Harmonic shall review the overall performance of Plexus on a quarterly basis based on review criteria agreed to by both parties, in the form of a Quarterly Business Review (QBR). The process shall involve measuring performance against targets in the areas of quality, delivery, lead-time, customer service, price, cost reduction, productivity and technology. The intent of this review is to maintain leading levels of competitiveness and to track the progress toward meeting the above-mentioned targets and, when needed, implement innovative processes to help achieve those targets. The process is meant to be one that is forward-looking and constructive and the result is to mutually benefit both parties. Additionally, Harmonic may request weekly and monthly meetings or conference calls to review Plexus performance and address any relevant issues.
10.2.	In order for Harmonic to effectively manage its business, Plexus agrees to use reasonable commercial efforts to provide to Harmonic timely and accurate information about Plexus’s operations subject to confidentiality obligations to third parties.
11.	Pricing
11.1.	Harmonic shall pay for Products in accordance with the cost models as set forth in Exhibit B. For Services not expressly set forth in Exhibit B, then prices shall be as mutually agreed in writing.
12.	Payment Terms
12.1.	All payments hereunder by Harmonic to Plexus shall be made in US dollars net [*] ([*]) days from the date of receipt of an accurate invoice, which shall be no sooner than the date of delivery of the Products to Harmonic’s designated location. Plexus’ may submit invoices to Harmonic electronically, via fax or US mail. Payment of invoices shall not constitute acceptance of Products or Services and shall be subject to lawful adjustments and offset for failure of Plexus to meet the requirements of this Agreement.
13.	Quality
13.1.	Plexus shall be ISO 9001:2000 certified at all manufacturing facilities used for Harmonic Products.
13.2.	Plexus shall manage and administer all regulatory compliance inspections which take place on Plexus premises, including but not limited to, coordination and scheduling of UL/TUV factory audit visits, to maintain product certification. Plexus shall be responsible for coordinating all Product regulatory corrective action.
13.3.	Plexus shall comply with the requirements of Harmonic CM Quality Requirements Document, QA0G09, Exhibit F. Any deviation from Exhibit F shall be by mutual written agreement.
13.4.	Harmonic is not responsible for costs associated with rework and/or scrap during the manufacturing process. Exception is if Plexus and Harmonic mutually agree that the cost is design related, then cost is passed on to Harmonic. Other exceptional cases will be negotiated in good faith on a case-by-case basis.
13.5.	Plexus shall perform out of box audit which includes visual as well as test of the Products on a sampling basis agreed upon by Harmonic at no charge until agreed upon performance levels are attained.
13.6.	Should Harmonic experience a trend of Product defects upon their arrival or during their normal operational use, and the root causes have been identified to be due to Plexus workmanship or component suppliers, -Harmonic may issue a corrective action request to Plexus for corrective actions. Plexus shall investigate and provide its preliminary response within five business days and final response in ten business days with both short term and long term resolutions.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

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13.7.	The foregoing quality requirements may be amended in writing from time to time by agreement of the parties without the need to amend this Agreement.
14.	Engineering Changes and Additional Costs
14.1.	Harmonic reserves the right at any time to request that Plexus incorporate engineering changes (an “ECN”) in the specifications, drawings or other descriptions to which the Products are to conform, subject to an equitable and agreeable adjustment in price and/or time of performance and acceptance by Plexus of such changes. This notification will include documentation of the change to effectively support Plexus’s investigation of the impact of the engineering change. Plexus will use commercially reasonable efforts to review the changes and report any issues to Harmonic within three (3) business days after receipt of the proposed ECN from Harmonic. If any such change affects the price, delivery, or quality performance of said Product, Harmonic and Plexus will mutually review all issues raised by the ECN and agree in writing to specific resolutions prior to ECN implementation.
14.2.	Harmonic shall not be responsible for any administrative costs associated with the implementation of ECNs.
14.3.	Plexus shall notify Harmonic of any engineering changes proposed to be made by Plexus to the Products and shall furnish a written description of the expected effect of the change of the Products, including effect on price, performance, reliability and serviceability.
14.4.	Plexus shall make no engineering change, Approved Vendor List change, process flow changes, test procedure change or discontinue any process step without Harmonic’s prior written approval.
14.5.	Harmonic agrees to provide written approval or disapproval of any change in pricing or specifications within [*] ([*]) days of receipt from Plexus unless regulatory agency approval is a requirement on Harmonic. A formal change order to existing purchase orders will be furnished to Plexus within fourteen (14) days of initial approval. If Harmonic fails to respond, such failure shall not constitute approval to proceed with the change.
14.6.	Any claim by Plexus for a price adjustment resulting from an ECN requested by Harmonic shall be deemed waived unless notice of a claim is made in writing within thirty (30) days from ECN approval date.
15.	Repairs and Replacement
15.1.	Plexus shall provide standard turnaround time on repairs of [*] days. Plexus and Harmonic will, in the SLA or another appropriate written agreement, mutually agree on the terms and conditions of Plexus providing spare parts and other support services on an expedited basis for selected Products.
16.	Harmonic Consigned Material
16.1.	From time to time, Harmonic may supply Plexus with or pay Plexus for certain material, components, inspection tools, inventory or test equipment to be used solely for the manufacturing and testing of Products (“Consigned Material”). Title to and right of immediate possession of Consigned Material shall be and remain in Harmonic at all times and shall be returned to Harmonic upon request in good and serviceable condition (fair wear and tear excepted). Harmonic reserves the right to remove Consigned Material from Plexus’ site upon reasonable notice. Plexus shall bear all risk of loss or damage to Consigned Material. In the event Consigned Material is lost stolen, damaged, or made unfit for use, Plexus shall immediately, at Harmonic’s option, either replace such materials at its own expense or credit Harmonic for the actual purchase price of such Consigned Materials. Any Consigned Material issued to Plexus by Harmonic free of charge for incorporation into the Products shall be subject to the provisions of Section 16.2.
16.2.	Insurance for Consigned Material and Equipment. Upon request, Harmonic shall provide an estimate of the dollar value of Consigned Material issued to Plexus and Plexus shall at all times during the term of this Agreement carry and maintain, at its expense, physical damage insurance providing “all risks” coverage for Consigned Materials. Such insurance shall be with insurance companies of recognized responsibility and shall contain endorsements (a) naming Harmonic (or its successor or assignee, if requested by Harmonic) as loss payee for physical damage insurance, and (b) providing thirty (30) days’ prior written notice to Harmonic before coverage lapses or is canceled or materially changed.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

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16.3.	Plexus shall use the Consigned Material in a skillful and proper manner and comply with all instructions given to Plexus by Harmonic regarding the care and use of the Consigned Material and shall not use the Consigned Materials for purposes other than the execution of the Orders. Plexus shall undertake not to modify, adjust or alter in any way the Consigned Material without Harmonic’s prior written consent or to remove any marks identifying any article as Consigned Material or Harmonic property.
16.4.	The maximum acceptable cycle count or physical inventory adjustments on Harmonic owned or Consigned Materials is [*] ([*]) on value of component inventory being adjusted. Any adjustments in excess of such percentage will be borne by Plexus.
16.5.	Plexus shall at all reasonable times and upon reasonable notice permit Harmonic or its authorized representatives to enter upon its premises for the purpose of inspecting, audit and removing Consigned Material.
16.6.	Plexus shall maintain and provide upon request a written inventory of all such Consigned Materials. Unless otherwise agreed, Plexus is responsible for the general maintenance of Consigned Materials including, but not limited to, calibration and shall not modify any Consigned Materials without the prior written permission of Harmonic.
17.	Conveyance of Rights
17.1.	Plexus warrants that it has the right to use any manufacturing process used by Plexus in connection with the manufacture of Product, other than manufacturing processes required by Harmonic’s Specifications or developed by Harmonic, without creating any obligation on the part of Harmonic to pay any fee, license, penalty or other expense in connection with Harmonic’s use, reproduction, marketing, licensing or sale of the Work Product or Products, other than the payments to Plexus as set forth herein.
18.	Test Development and Concurrent Engineering
18.1.	Plexus shall provide to Harmonic a design for manufacturing assessment, which shall include an assessment of design for test, but will exclude in-depth schematic and accessibility evaluation process efficiency, at no cost to Harmonic. At Harmonic’s request, Plexus shall provide up to two (2) Design for Testability reports each quarter at no additional charge. In addition, Plexus may be requested to provide test development or concurrent engineering services for Harmonic.
19.	Title to Work Product
19.1.	Deliverables of any and all Work Product shall be promptly disclosed to Harmonic and shall become and remain the sole and exclusive property of Harmonic. Plexus hereby irrevocably transfers and assigns to Harmonic all right, title and interest in the Work Product, including all rights in any patents, copyright, trade secrets, inventions, copyrightable materials, or other intellectual property rights relating to the Work Product. Plexus agrees to execute any documents, including patent and copyright assignments, take any acts and otherwise cooperate with Harmonic, at Harmonic’s expense (including the reasonable time incurred by Plexus employees at their actual hourly wage rate) but without further compensation to Plexus, in any action Harmonic deems necessary to secure fully to Harmonic all rights in the Work Product or to obtain, register, maintain or defend for Harmonic’s benefit any or all of the intellectual property rights identified above. Harmonic shall have, at all times, all rights, title and interest in and to all intellectual property including copyrights related to the Work Product. This shall include any Work Product with Plexus. Plexus hereby assign all rights, titles, and interest to any copyrighted Work Product. Notwithstanding the foregoing, Plexus shall own all intellectual property rights in and to any manufacturing process technology developed by Plexus in connection with the manufacture of Product for Harmonic (“Plexus IP”). Plexus hereby grants Harmonic a perpetual, royalty-free, worldwide, non- exclusive, non-transferable license to the Plexus IP to use, make, have made, and sell the Product.
20.	Confidential Information
20.1.	The parties hereby acknowledge that in the course of performance of this Agreement, it will obtain information, including but not limited to, technical and/or business information describing or related to development or manufacturing activities of the other party and its products which is a confidential and proprietary in nature (“Proprietary Information”). At all times during the term of this Agreement, each party shall hold Proprietary Information in strict confidence and shall not disclose such Proprietary Information to any third party without the

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

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prior written consent of the other party consistent with the Mutual Non-Disclosure Agreement executed between the parties effective February 24, 2003 and any amendments or extensions thereof, (“NDA”) which is fully incorporated herein by this reference, and shall apply and survive the termination or expiration of this Agreement.
20.2.	Products purchased pursuant to Harmonic’s specifications or drawings shall not be disclosed or quoted for sale to others by Plexus. All specifications, drawings, samples, or other data furnished by Harmonic shall be treated as Proprietary Information by Plexus in accordance with the NDA, shall remain Harmonic’s property and shall be promptly returned to Harmonic upon request.
20.3.	Neither party may advertise or publish information related to this Agreement without the other party’s prior written approval.
20.4.	Subject to the terms of the NDA, the proprietary rights of the parties and confidentiality obligations owed to third parties, Plexus and Harmonic agree to exchange, at least semi-annually, relevant process development information and business plans to include market trends, process technologies, product requirements, new product developments, available capacity and other information to support technology advancements by both Plexus and Harmonic.
20.5.	Each party acknowledges that the other party shall be entitled to preliminary injunctive relief in order to enforce the provisions of this Agreement relating to the confidentiality of its confidential or proprietary information, in addition to, and not by way of limitation, any other legal or equitable remedies available to such party.
20.6.	This Agreement is intended to secure to Harmonic Plexus’s assistance and cooperation. During the term of this Agreement, Plexus shall maintain sufficient separation between teams of its employees, agents, or contractors who may be working for competitors of Harmonic to avoid any conflict of interest. Upon request, Plexus shall demonstrate the adequacy of its precautions to avoid such conflict of interest. If Harmonic determines at any time during the term of this Agreement that such a conflict exists, notwithstanding the adequacy of such precautions taken by Plexus, Harmonic may cancel this Agreement pursuant to the terms of Section 23 below. Plexus further agrees that it shall not engage directly or indirectly either for itself, or with or for any other person or entity in any work or undertaking which shall create any legal impediment against Plexus’ performance of its obligations under this Agreement and the rights granted to Harmonic hereunder.
21.	Acceptance and Warranty
21.1.	[*].

21.2.	[*].

21.3.	[*].

21.4.	[*].

21.5.	[*].

21.6.	[*].

21.7.	[*].

21.8.	[*].

21.9.	[*].

21.10.	[*].

21.11.	[*].
22.	Disaster Recovery
In the event of a disaster for over [*] for any non-material related issue at the Plexus location(s), and Plexus is unable to meet delivery commitments to the Harmonic, Plexus using its reasonable commercial efforts shall begin

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

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within [*] days implementing a disaster recovery transition plan to have products built at another location or equivalent facility. Such plan shall be approved by Harmonic prior to its implementation. Harmonic shall review and approve Plexus disaster recovery plan within 30 days of the Effective Date of this Agreement. Plexus will provide a formal disaster recovery plan and provide updates at minimum on an annual basis.
23.	Termination
23.1.	If either party materially fails to meet any of the terms and conditions as stated in either this Agreement or the addenda, Plexus and Harmonic agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with ninety (90) days written notice of termination.
23.2.	This Agreement shall terminate upon written notice should either party; (i) enter into or file a petition, arraignment or proceeding seeking an order for relief under the federal bankruptcy laws of its respective jurisdiction and such petition, arraignment or proceeding is not dismissed within sixty (60) days; (ii) enter into a receivership of any of its assets; or (iii) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors and the same remains undischarged for a period sixty (60) days.
23.3.	The termination or expiration of this Agreement, except in accordance with Section 24, shall not affect or impair the rights and obligations of either party that have accrued under this Agreement as of the date of expiration or termination.
23.4.	Either party may terminate this Agreement, in whole or in part for any reason upon [*] ([*]) day written notice. Plexus shall give additional notice equal to the number of days that the longest lead time material exceeds this notice period.
23.5.	In the event of termination of this Agreement for any reason, at Harmonic’s option, Plexus shall support Harmonic with Products sufficient to cover all Harmonic Orders in place at the time of the termination notice and as may be issued by Harmonic and fulfilled by Plexus prior to the termination date. As of the termination date, Plexus shall stop work immediately on all affected Orders and deliver or destroy, at Harmonic’s option, all copies of all materials containing any Proprietary Materials. In addition, Plexus shall deliver to Harmonic all other Harmonic Consigned Material, confidential information and other materials in its possession. Harmonic shall be obligated for all completed products, work-in-progress, all component material purchased by Plexus in support of Harmonic’s Orders, all long lead-time material purchased by Plexus to support Harmonic’s Orders, all non- cancelable/non-returnable inventory, all minimum buy quantities of inventory, and any other such items resulting from Services provided herein.
24.	Dispute Resolution
24.1.	In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the event any controversy or dispute should arise out of or concerning the performance of this Agreement.
24.2.	It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Plexus and Harmonic. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution within thirty (30) days, then the parties agree to submit the dispute to binding arbitration as set forth below
24.3.	Any controversy of claim arising out of or relating to this Agreement or the breach thereof, that cannot be resolved informally as set forth above, shall be settled by arbitration before three (3) arbitrators in accordance with the Rules of the American Arbitration Association (“AAA”) then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be San Jose, California. Either party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

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relief is necessary to protect its interest pending completion of the arbitration proceedings. Neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both parties.
25.	Limitation of Liability

[*]
26.	Intellectual Property Indemnity
26.1.	[*].

26.2.	[*].

26.3.	[*].

26.4.	[*].
27.	General Indemnity. Each party (the “Indemnifying Party”) shall hold harmless the other party (the “Indemnified Party”), against [*].
28.	Insurance. Without in any way limiting the obligations set forth in Sections 27, Plexus shall maintain in full force and effect the following insurance:
(a)	Workers’ Compensation Insurance covering Plexus’ full liability under the Workers’ Compensation Laws of the states in which work is being performed under this Agreement.

(b)	Bodily Injury Liability Insurance (including automobile) with limits of at least the sum of [*] for injury to or death of one person, and at least the sum of [*] for injury to or death of more than one person in any one occurrence.

(c)	Property Damage Liability Insurance (including automobile) with limits of at least the sum of [*] for property damage resulting from each occurrence.

(d)	In lieu of b and c above, Bodily Injury Liability Insurance (including automobile) and Property Damage Liability Insurance (including automobile) with a Combined Single Limit of at least the sum of [*].

(e)	The insurance described in b, c and d above shall provide contractual liability coverage with respect to the liability assumed by Plexus under this Agreement and shall:
(i)	include Harmonic as an Additional Insured, provided that Harmonic’s rights as an Additional Insured will extend only to liabilities specifically assumed by Plexus under this Agreement and Harmonic will not pursue insurance claims directly with Plexus insurance carrier unless (a) Harmonic has requested that Plexus file a claim (for which Plexus is liable under this Agreement) with its insurance carrier and Plexus has failed to do so within fifteen (15) days after receipt of such notice, or (b) Plexus has ceased to do business or Harmonic has the right to terminate this Agreement under Section 23.2. Plexus insurance carrier shall have the right to deny any claim submitted by Harmonic if not in conformity with the above;

(ii)	not be cancelable without thirty (30) days prior written notice to Harmonic;

(iii)	be primary insurance and, should Harmonic have other valid insurance, Harmonic’s insurance shall be excess insurance only; and

(iv)	include a severability of interest clause,
(f)	At Harmonic’s request, Plexus shall provide Harmonic with proof of compliance with the insurance provisions of this section. Plexus shall require its suppliers, if any, who may enter upon Harmonic’s premises to maintain insurance in accordance with the insurance provisions of this section.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 10	Harmonic-Plexus PSA 17 September 03

29.	General
29.1.	Assignment. Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party which shall not be unreasonably withheld, provided, however, either party may assign this Agreement to a third party in connection with a merger transaction or the sale of all or substantially all of its assets.
29.2.	Force Majeure. Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party prompt written notice of such cause; and (ii) uses reasonable commercial efforts to remedy such delay in its performance. In the event that Plexus fails to deliver Products to Harmonic due to such causes and fails to provide a plan for remedy which is reasonably acceptable to Harmonic, Harmonic may suspend this Agreement in whole or in part for the duration of such delaying cause and, at its option, buy the Products from another source and deduct the quantity so purchased from any unsatisfied Order to Plexus. In such event Harmonic agrees to make reasonable commercial efforts to purchase, or cause to be purchased, materials from Plexus for the manufacture of Products by a third party, if feasible under the circumstances.
29.3.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its choice of law provisions.
29.4.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed the original, but all of which will constitute but one and the same document.
29.5.	Relationship of the Parties. Nothing contained herein shall be construed to create an agency, partnership or joint venture between Harmonic and Plexus. It is further agreed and understood that neither party nor its employees shall be deemed to be in the employment of the other and shall have no express or implied right or authority under this Agreement to assume or create any obligations on behalf of the other party to any contract, agreement or undertaking with any third party.
29.6.	Modification. No change, modification or revision of this order or this Agreement shall be effective unless agreed to in writing and signed by each party’s duly authorized representative.
29.7.	Waiver. Failure of a Party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions, nor be deemed a waiver of any other right hereunder or the right of a Party thereafter to enforce any such provisions.
29.8.	Severability. If any portion of this Agreement is held invalid, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement, and the parties shall seek in good faith to agree to substitute for the invalid provision a valid provision that most closely approximates its terms.
29.9.	Compliance with Laws.
29.9.1	In the performance hereof, the Parties shall comply with all applicable laws, rules, regulations, orders, or ordinances of any federal, state, local or other government agency of the United States or any other applicable jurisdiction, including but not limited to, procurement of required permits and/or certificates. Parties shall comply with all applicable federal, state and/or local laws in any applicable jurisdiction that require products, materials, services or containers furnished to be constructed, packaged, labeled or registered in a prescribed manner.

29.9.2	Parties shall comply with all laws and regulations of the United States, or any other applicable jurisdiction, concerning importation and exportation of Products. The parties will provide mutual assistance as required to comply with said laws and regulations.

29.9.3	Each party (the “Breaching Party”) agrees to indemnify the other Party for any loss or damage sustained because of the Breaching Party’s noncompliance with this Section 29.9.
29.10.	Notices. All notices permitted or required hereunder shall be deemed to have been given (i) three (3) days after being deposited in the U.S. mail, first class postage prepaid, or (ii) immediately if transmitted by confirmed facsimile, or (ii) next day if sent by overnight commercial carrier (e.g. Federal Express) if addressed to the party as follows

Harmonic Inc. / Plexus Confidential	Page 11	Harmonic-Plexus PSA 17 September 03

If to Harmonic:	Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089 USA
Attn: Legal Department
Fax: 408-490-6524

If to Plexus:	Plexus Services Corp.
55 Jewelers Park Drive
Neenah, WI 54957
Attn: General Counsel
Fax: 920-751-3234
29.11.	Survival. The terms and conditions of Sections 1, 17, 19, 20, 21, 23, 24, 25, 26, 29 and any other provisions that would normally be deemed to survive, shall survive the expiration or termination of this Agreement.
29.12.	Complete Agreement. This Agreement in conjunction with all relevant Exhibits, constitutes the complete contract between the parties and supersedes all prior or contemporaneous representations, communications, agreements and understandings, oral or written, with respect to the subject matter hereof. Each party represents and agrees that it has not relied on any representation or warranty other than those contained herein in entering into this Agreement. In the event of a conflict between this Agreement and the Exhibits attached hereto, the, terms and conditions of this Agreement shall prevail.

Accepted and agreed:

Plexus:	Harmonic Inc.:

By:	By:

Name:	Name:

Title:	Title:

Harmonic Inc. / Plexus Confidential	Page 12	Harmonic-Plexus PSA 17 September 03

Exhibit A
Transition
1.	During the Transition Period, the following terms shall apply:
2.	The parties agree that Plexus will lead all transition activities during the Transition Period.
3.	Plexus shall provide multiple transition teams with on-site resources. Plexus shall assign sufficient number of transition managers in order to meet project milestones agreed to by Harmonic and Plexus.
4.	Inventory transfer:
a.	Plexus will purchase Active Inventory from Harmonic and its subcontractors at Plexus standard cost, subject to such inventory meeting Plexus and Harmonic’s reasonable inspection and acceptance criteria, less Plexus’ MOH charges.

b.	Active Inventory is defined as usable and within Harmonic forecasted demand in next 12 months plus identified end-of-life raw material (up to [*]). The value of this Active Inventory is estimated to be [*] to [*]. Inventory transfers from Harmonic subcontractors will be sold directly to Plexus. In the event any conflict arises between Plexus and Harmonic’s subcontractors, then, Harmonic agrees to take an active role in resolving the issues.
5.	Inventory Transfer PPV:
In the event of any price differential between Plexus standard cost and Harmonic subcontractor cost, Harmonic will settle any disputes with the Harmonic subcontractor.
6.	Costs associated with transition Non Recurring Engineering shall be borne as follows:
a.	Stencils – Plexus

b.	Programming (ALL) – Plexus

c.	SMT Tooling – Plexus

d.	Jigs/Tools – Plexus

e.	ICT Fixtures – Plexus covers refurbishment cost and transfer of existing. Harmonic covers new fixture expense and bring up.

f.	Functional Fixtures – Harmonic

g.	Wave pallet, PCB Tooling, PCB test, and CEC Tooling – — If new tooling is requested by Harmonic, Harmonic shall bear all costs. If new tooling is at the initiative of Plexus and results in a cost reduction, Plexus shall bear all costs, and such cost reduction shall be passed to Harmonic after Plexus’ recover of tooling implementation cost and as provided in this Agreement.
7.	Transition Freight
All costs of pre-carriage, freight, and insurance applicable to the transition of any material, including but not limited to, components, tools, and test equipment, from existing subcontractors and Harmonic to designated sites shall be borne by Plexus. Any VAT, duties, customs, or other charges or fees assessed by any government applicable to the transition with respect to any material or components shall be borne by Plexus, and with respect to tools and test equipment, shall be equally shared between the parties.
8.	Transition Pricing:
a.	Prices during the Transition Period shall be in accordance with the chart below.

b.	Pricing on products quoted during initial quote review are “not to exceed” quotations.

c.	Transition pricing shall include plan to transition to Plexus approved vendors with specific timeline identifying date of implementation of pricing received in original quote. Quoted prices have to take effect after consumption of transferred inventory and Harmonic approval of new sources. It is understood that the conversion to Plexus sources need to be initiated at the start of the transition period to insure that quoted pricing is realized by Harmonic 90 days after successful product transfer to Plexus or qualification of new sources by Harmonic, whichever is sooner.

d.	Plexus shall provide a timeline for move from Boise to low cost manufacturing sites by specific products

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 13	Harmonic-Plexus PSA 17 September 03

9.	Buffer Inventory — Plexus agrees to hold buffer inventory to cover demand equal to eighty (80) calendar days forecasted demand, which could be carried up to one hundred fifty (150) calendar days by Plexus.
10.	Plexus will cover all costs not specifically identified in this Agreement for transition activities.
11.	Harmonic’s NSG and MV encoder product lines shall be built in Malaysia unless otherwise agreed in writing. If Plexus chooses to build product (that was previously designated to be built in a low cost region) in Boise prior to transfer to low-cost sites, then Plexus shall extend the low cost site pricing to Harmonic during the time that Product is built at the Boise site.

Harmonic Inc. / Plexus Confidential	Page 14	Harmonic-Plexus PSA 17 September 03

Transition Pricing
Plexus Production Cost Estimator

	Boise			Penang			San Jose
MATERIAL
Material			[*]			[*]			[*]
Materials Overhead	[*]		[*]	[*]		[*]	[*]		[*]

Total Material Cost			[*]			[*]			[*]
LABOR
Direct Labor Cost	Hours	Rate	Total	Hours	Rate	Total	Hours	Rate	Total
Assembly Labor	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
SMT	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
ICT Test	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Functional Test	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total Labor Cost			[*]			[*]			[*]

Packaging			[*]			[*]			[*]

Subtotal			[*]			[*]			[*]

Profit margin	[*]		[*]	[*]		[*]	[*]		[*]

Total Price			[*]			[*]			[*]

NRE
			[*]			[*]			[*]
			[*]			[*]			[*]
Plexus Notes and Assumptions:
Denotes specific assembly information required

1) Pricing markups to be used during transition period:
		Standard		Total
	Annual	Materials		Material
	Revenue	Overhead	Profit	Markup
		[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]
		[*]	[*]	[*]	[*]
The table above represents an example of the cost estimator that shall be used to calculate the price by Product. The shaded areas in the cost estimator are filled in on a product specific basis and the Standard Materials Overhead and Profit percentages specified in the inset table are fixed and are applied based on location.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 15	Harmonic-Plexus PSA 17 September 03

Exhibit B
Pricing
1.	Pricing model to be utilized after the Transition Period for this Agreement shall be in accordance with the chart below. After the Transition Period, forecasted run rate will be reviewed each quarter and pricing will be adjusted forward accordingly. Upon completion of transition, profit will be reduced by one-half of one percent (0.50%) at the corresponding run rate.
2.	The mark-up charged by Plexus to Harmonic for components with purchase prices of [*] will be assessed a total mark-up of [*] and no other adders or mark-ups shall apply to these components. Components consigned by Harmonic to Plexus for integration into purchased assemblies shall be charged [*]. Such charges shall be submitted to Harmonic no later than the next calendar month after usage.
3.	Establishment of product costs to be based on a “Best of BOM’s approach”, utilizing the best available price for all components during the Transition Period and thereafter.
4.	Every occurrence of a negative Purchase Price Variance (PPV) shall be adjusted at the end of the quarter and netted against positive PPV with respect to such calendar quarter under the following conditions:
a)	Market shift; or

b)	Demand increase or decrease outside the flexibility parameters outlined in Exhibit C.
After such quarterly netting, Plexus shall invoice Harmonic for negative PPV charges only if such variance exceeds [*] per component. All negative PPV charges greater than [*], unless otherwise agreed in writing, will be supported by Plexus with written justification and Harmonic’s approval prior to expenditure.
5.	Plexus will be responsible for driving a collaborative cost reduction at a rate that averages [*]. Plexus will recommend cost savings initiatives and monitor progress to targets. Plexus and Harmonic shall also provide cost reduction initiatives at a minimum quarterly, and agree on action plans based on benefits, and return on investment consideration.
6.	Plexus and Harmonic will meet every three (3) months during the term of this Agreement to review pricing and determine whether any price increase or decrease is required. Any change in price shall apply only to shipments by Plexus at a mutually agreed to date. A risk liability program to measure performance on risk liability shall also be reviewed. This program shall include product overall component and production lead-time reduction reviews.
7.	Plexus shall make no change in manufacturing location without Harmonic’s prior written approval. Plexus will bear all costs associated with transferring production between sites when Plexus directs the move. Transition costs associated with moves requested by Harmonic for cost reduction purposes will be borne by Harmonic and 100% of cost reduction savings goes to Harmonic, unless the parties agree to equally share transition costs then Section 9 below applies to any cost savings after Plexus recovers its share of the transition costs.
8.	If a cost reduction is initiated and obtained by Harmonic, such cost reduction will be passed on to Harmonic entirely at the next pricing review and/or for the next Order.
9.	If a cost reduction is initiated and obtained by Plexus, Plexus will be entitled to retain [*] of such cost savings for the quarter following the next pricing review at which time [*] will be passed on to Harmonic.
10.	On the day new pricing is implemented, Plexus will also write-down or write-up, as applicable, existing raw materials, work-in-process and finished goods inventory held by it to reflect the new agreed to pricing and invoice or credit Harmonic for the same, as applicable.
11.	Plexus shall, on a quarterly basis, provide a written overview of the commodities and trends represented in Harmonic’s products which will be the basis for a quarterly commodity management review. Upon Harmonic’s request, Plexus shall provide access to Plexus’s commodity management quarterly reports, updated supplier lists, and specific commodity plans for the next period.
12.	Plexus shall provide Harmonic with the following deliverables for each request for quotation requested by Harmonic: a bill of materials detailing procurement source and the proposed cost of each component on said bills of materials (costed BOM). Costed BOMs shall also include designations for custom engineered components, lead-times, and minimum order quantities where applicable, which will be the basis for determining total liabilities to Harmonic. Long-lead time items and non-cancelable/non-returnable should also be identified.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 16	Harmonic-Plexus PSA 17 September 03

13.	Quote lead-time on production assemblies will be [*] ([*]) weeks. Rough order of magnitude (ROM) quotes, detailing a “not to exceed” price will be presented on new product introductions (NPI) within [*] of receipt of bill of materials, with the complete package to be presented within one week after BOM release to Plexus.
14.	Plexus warrants that prices offered to Harmonic during the term of this Agreement are based on the lowest costs offered to any of Plexus’s customers for the same or substantially similar materials or services sold or in any way made available to any other purchaser.
15.	Non-recurring Engineering charges will be invoiced by Plexus and paid by Harmonic at Plexus actual cost plus the then current MOH percentage.
16.	Upon request, parties shall mutually agree to a special pricing model to be extended on a case by case basis in order to support a specific product proposal, such as a multi-year agreement.
17.	Harmonic Cost Model: Annual revenue pricing is to be reflected [*] for the respective [*]. If change to [*] is greater than [*] then the parties will mutually agree to revise the cost model.
18.	The prices set forth herein include all applicable taxes, including but not limited to VAT, duties, customs, and other charges or fees assessed by any government, excepting sales tax, and such prices shall not be subject to change as a result of any change in Seller’s tax liabilities. All such taxes and charges shall be stated separately on Seller’s invoice.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 17	Harmonic-Plexus PSA 17 September 03

     Plexus Production Cost Estimator

	Boise			Penang			San Jose
MATERIAL
Material			[*]			[*]			[*]
Materials Overhead	[*]		[*]	[*]		[*]	[*]		[*]

Total Material Cost			[*]			[*]			[*]

LABOR
Direct Labor Cost	Hours	Rate	Total	Hours	Rate	Total	Hours	Rate	Total
Assembly Labor	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
SMT	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
ICT Test	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Functional Test	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Total Labor Cost			[*]			[*]			[*]

Packaging			[*]			[*]			[*]

Subtotal			[*]			[*]			[*]

Profit margin	[*]		[*]	[*]		[*]	[*]		[*]

Total Price			[*]			[*]			[*]

NRE
			[*]			[*]			[*]
			[*]			[*]			[*]

Plexus Notes and Assumptions:
Denotes specific assembly information required

1) $10M quarterly run rate qualifies for the $50M pricing level.

2) Tiered Markups:
		Standard		Total
	Annual	Materials		Material
	Revenue	Overhead	Profit	Markup
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]

	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
The table above represents an example of the cost estimator that shall be used to calculate the price by Product. The shaded areas in the cost estimator are filled in on a product specific basis and the Standard Materials Overhead and Profit percentages specified in the inset table are fixed and are applied based on annual revenue and location.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Page 18	Harmonic-Plexus PSA 17 September 03

Exhibit C
Scheduling and Flexibility
1.	Harmonic may cancel Orders, or portions of Orders, by written notice with no liability if cancelled at least [*] ([*]) days prior to delivery date except for components on the LLT List and agreed upon MOQ List. Harmonic may cancel Orders within less than [*] ([*]) days of delivery date subject only to material liabilities as defined in Exhibit D.

2.	Harmonic may place an Order, or any portion of an Order, on hold by written notice to Plexus which shall take effect immediately upon receipt. Orders placed on hold will be rescheduled in accordance with the order flexibility parameters set forth below.

3.	Upon written notification of an Order cancellation, Plexus shall undertake reasonable commercial efforts to cancel all applicable component purchase orders and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable, in addition, Plexus shall exercise reasonable commercial efforts to reduce the value of cancellation charges incurred.

4.	Product lead-time after receipt of order is [*] ([*]) weeks on forecasted product.

5.	Upon learning of any potential delivery delays, Plexus will notify Harmonic as to the cause and extent of such delay.

6.	Harmonic may reschedule Product delivery for Orders within the following Flexibility Parameters:
Harmonic may push out up to one month’s supply of Product delivery (based on then current Harmonic Orders) for up to [*] days from originally scheduled delivery date.

[*]	-	Days

[*] [*] [*]	- - -	Single Product Total Demand Deferral time limit

[*]	-	Days

[*] [*] [*]	- - -	Single Product Total Demand Deferral time limit

[*]	-	Days

[*] [*] [*]	- - -	Single Product Total Demand Deferral time limit
Notwithstanding the foregoing, if mutually agreed, Plexus shall make commercially reasonable efforts to pull in Product delivery schedules in excess of the percentages indicated above to the extent reasonably requested by Harmonic.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Harmonic-Plexus PSA 17 September 03

Exhibit D
Material Procurement and Liability
1.	Harmonic will be liable only for custom engineered components (CEC), long lead items, non-cancelable/non-returnable, and mutually agreed upon minimum order quantity items reporting to assemblies on Orders only. For items with lead-times greater than [*] ([*]) days, Plexus will provide an itemized list (“LLT list”) of these items and will submit to Harmonic for approval and any additional changes will be approved on an as needed basis. Harmonic also agrees to assume material liability for safety stock items or other materials which both parties agree to purchase from time to time.

2.	Harmonic assumes no material liability for components purchased outside of Order demand and/or outside lead-time indicated above (within commercial reasonableness) unless otherwise specified in writing.

3.	It is the intent of both parties to work cooperatively to establish Plexus agreements with component suppliers which will enable delivery flexibility.

4.	Plexus has agreed to hold end-of life (EOL) components for Harmonic up to a value of [*] for [*] after notification of EOL at no cost to Harmonic.

5.	End-of-life variances shall not exceed [*] ([*]) of the material value identified on written end of life notice. Plexus is responsible for maintaining a balanced inventory position on CEC devices.

6.	For the purposes of this Exhibit D, (i) Obsolete Inventory shall mean those components in inventory or on order that no longer appear on a Harmonic bill of materials or which appear on a Harmonic bill of materials for a Product that has no Order or forecast demand; (ii)Inactive Inventory shall mean those components in inventory or on order that are on the bill of material for an Product that has current Order or forecast demand, but which demand will not consume such components; and (iii)Excess Inventory shall mean those components in inventory or on order that are projected to be consumed by a Harmonic Order or forecasted demand, but not within the next one hundred twenty (120) calendar days.

7.	Plexus agrees to carry Inactive and Excess Inventory at no more than [*] ([*]) of Plexus’ latest fiscal quarterly revenue with Harmonic. Included in the [*] ([*]) calculation are the End of Life components identified in Section 4 above. When reviewed monthly, if the [*] ([*]) threshold is exceeded, Plexus shall allow ninety (90) additional calendar days for the amount in excess of the [*] ([*]) threshold to be consumed. If the amount is not consumed in such ninety (90) calendar days, Harmonic shall pay Plexus a monthly carrying charge of [*] ([*]) on the amount over the [*] ([*]) for a period not to exceed an additional ninety (90) calendar days. If at the end of that time the Inactive and Excess Inventory is still not consumed, Harmonic shall pay Plexus a cash deposit for the amount in excess of the [*] ([*]) plus MOH. Obsolete Inventory shall be identified by Plexus and reported to Harmonic on a monthly basis. Harmonic shall make reasonable commercial efforts to review such report and buy from Plexus any Obsolete Inventory within ten (10) business days, but in no event later than twenty (20) business days of receipt of such report. Plexus shall make reasonable commercial efforts to consume or sell off commercial Obsolete, Inactive or Excess components on behalf of Harmonic unless otherwise notified in writing by Harmonic.

*	Information redacted pursuant to a confidential treatment request by Harmonic Inc. under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2 and submitted separately with the Securities and Exchange Commission.

Harmonic Inc. / Plexus Confidential	Harmonic-Plexus PSA 17 September 03

Exhibit E
Fulfillment Services
1.	Fulfillment Services requested by Harmonic shall to be provided by Plexus shall be in accordance with the following:

2.	Storage of completed shippable Product for thirty (30) calendar days;

3.	Distribution of Product per Harmonic’s instructions (any export activity shall be mutually agreed by the parties prior to shipment);

4.	Plexus shall provide and Harmonic shall purchase sufficient warehousing space to store an inventory of finished Products (the “Finished Goods Inventory”).

5.	Harmonic shall provide to Plexus in writing on a monthly basis a report specifying the required levels of Finished Goods Inventory to be maintained on Plexus’ premises (the “Finished Goods Authorization Schedule”).

6.	Harmonic shall have the right to audit the actual quantities of Products in Finished Goods Inventory during normal Plexus business hours upon forty-eight (48) hours prior written notice. In the event that the actual Finished Goods Inventory is less than Harmonic’s accounting records, the difference shall be manufactured and delivered to Harmonic by Plexus within two weeks at no cost to Harmonic. Plexus shall have the right to verify Harmonic’s accounting records and Harmonic shall make reasonable disclosures to Plexus in order to affect said audit.

7.	Fulfillment services are independent of and separate from any manufacturing services which Plexus may provide.

8.	Plexus shall package, label, and ship the Products from Finished Goods Inventory on a first-in first-out basis to Harmonic’s customers in quantities specified in weekly Releases provided to Plexus by Harmonic and in accordance with Harmonic’s written instructions.

9.	Plexus shall provide a bill of lading and packing slip for each shipment pick-up.

Harmonic Inc. / Plexus Confidential	Harmonic-Plexus PSA 17 September 03

Exhibit F
Harmonic Quality Specifications

Harmonic Inc. / Plexus Confidential	Harmonic-Plexus PSA 17 September 03

1.0 PURPOSE:
1.1	To establish a procedure that defines the Quality Requirements for Contract Manufacturer (CM) that provides products to Harmonic. The Contract Manufacturer referred in this procedure is specific to the Electronic Manufacturer Services (EMS) whose products include the Printed Circuit Board Assemblies (PCBA) and Box-Builds.

1.2	To inform the Contract Manufacturer (CM) that they should demonstrate and/or provide evidences to ensure that the Quality Requirements will be met during the manufacturing/production of Harmonic products. This document could be used to create the Quality Plan for Harmonic Products. These evidences should include but not limited to the following:
1.2.1	QA Manual

1.2.2	Quality System

1.2.3	Quality Plan

1.2.4	Manufacturing/Production Process Procedures and Flow Chart

1.2.5	“Quality” Process Flow-Chart. (QA Inspection Gates/Stations)

1.2.6	Preventive and Corrective Action Request System (Supplier, Internal and Customer Corrective Action System)

1.2.7	Internal Audit Process Procedure

1.2.8	Electrical / Functional Test Plan.

1.2.9	IQA Inspection Process (Turn Key Parts)

1.2.10	Discrepant Material Reporting (DMR) and Material Review Board (MRB)

1.2.11	SPC and other Quality Data Reporting System

1.2.12	Finished Product First Article (FA) / FQA Inspection Procedure
2.0 SCOPE:
The purpose of this document is to fulfill the Harmonic Quality Requirements for Contract Manufacturer, specifically the Electronic Manufacturer Services; and to guide the Contract Manufacturer to be compliant to the Harmonic Quality Requirements.
3.0 REFERENCES:
3.1	Industry Standards

3.1.1	IPC-A-610, Latest Rev.	Acceptability of Electronic Assemblies

3.1.2	IPC-A-600, Latest Rev.	Acceptability of Printed Boards

3.1.3	ANSI/J-STD-001, Latest Rev.	Requirement for Soldered Electrical and Electronic Assemblies

3.1.4	ANSl/J-STD-002, Latest Rev.	Solderability Tests for Component Leads, Terminations, Lugs, Terminals and Wires

3.1.5	ANSI/J-STD-003, Latest Rev.	Solderability Tests for Printed Boards
3.2	Harmonic Procedures (Latest Revisions)

3.2.1	QA0201	Quality Policy Manual

3.2.2	QA0601	AVL Procedure

3.2.3	QA0604	First Article Procedure

3.2.4	QA0908	Workmanship Standard Procedure

3.2.5	QA0910	Cosmetic Inspection Standard Procedure

3.2.6	QA1001	Supplier Product Assurance Procedure

3.2.7	QA1011F	QA Source Inspection Report

3.2.8	MA1502	Handling, Storage, Packaging and Preservation Policy

3.2.9	SP250-0051167-1	Serialization and date of manufacture labeling requirement
4.0 PROCEDURE:

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The Contract Manufacturer’s response to the Harmonic Quality Requirement should include, but not limited to, the paragraphs stated below. The Contract Manufacturer should demonstrate and provide evidences that will ensure that the manufacturing/production will consistently meet the Harmonic Quality Requirements in these areas.
4.1	NPI SUPPORT:
4.1.1	General:
4.1.1.1	Set-up communication center via focal points (single point of contact for Harmonic Inc. and Contract Manufacturer) for Purchasing, Production and Quality issues and resolution, respectively.

4.1.1.2	CM shall review drawing package from Harmonic prior to release to production.

4.1.1.3	CM shall establish a robust ECN process to ensure effective implementation of the ECN’s.

4.1.1.4	CM develops an internal MPI to implement assembly processes and control processes such as Rework Instructions, Revision Change, Revision Control, SBR, others.
4.1.2	Prototype Builds: It is preferred that the CM support build of new products. The CM will:
4.1.2.1	Participate in the Design Reviews upon request from Harmonic.

4.1.2.2	Will perform DFX reviews and submit the reports to Harmonic immediately after the Protobuild.
4.1.3	Pilot / Production NPI Builds:
4.1.3.1	CM shall work with Harmonic Team to transition the product from Proto to Pilot/production build according to the Manufacturing Engineering’s NPI Plan.

4.1.3.2	CM shall work with Harmonic Quality/Manufacturing Engineering to set-up manufacturing routing for new products.

4.1.3.3	CM shall establish all applicable processes outlined below on this document.
4.1.4	Component Engineering Support: CM shall provide Harmonic with Component Engineering support on turnkey parts on an on-going basis. The support activities will include:
4.1.4.1	Identification of alternative sources or components for better quality, availability of cost

4.1.4.2	Notification of Harmonic representatives on device end of life notices. A documented process is required.

4.1.4.3	Advance notification of process, specification, part number change or components.

4.1.4.4	Obtain samples of alternate components for qualification.

4.1.4.5	Conduct qualification (visual, electrical, functional tests) of alternate components and report result to Harmonic.
4.2	QUALITY PLANNING:
4.2.1	CM shall develop process specific Quality Plan for all Harmonic products.

4.2.2	The Quality Plan is composed of activities required of the Contract Manufacturer (CM) to ensure and to consistently meet both their internal and Customer Quality Requirements (Harmonic). As a minimum, the CM’s Quality Plan should include:
4.2.2.1	A closed-loop process diagram

4.2.2.2	Audit and inspection points throughout the manufacturing / test processes.

4.2.2.3	Methodology and sampling techniques for audit or inspection

4.2.2.4	Acceptance or rejection criteria

4.2.2.5	Process Audit 4.2.2.6 Quality Data collection and other QR requirements

4.2.2.7	Control and feedback mechanism.

4.2.2.8	Preventive and Corrective Action System.
4.2.3	Harmonic will review and provide comments on CEM’s process and quality documentation.
4.3	QUALITY DATA MANAGEMENT:
4.3.1	All Quality Data on the products shall be shared with Harmonic.

4.3.2	Harmonic and the CM shall meet periodically, preferably weekly, to review quality data and discussed action item as needed. CM shall submit a regular Quality Summary Report to Harmonic for review and for data analysis. The reports shall include, but not limited to, the following information:

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4.3.2.1	CM shall collect data on all critical processes. As a minimum, CM is required to collect data for the following process steps:
4.3.2.1.1 Incoming Inspection

4.3.2.1.2 Post solder re-flow (before touch-up)

4.3.2.1.3 Post wave soldering (before touch-up)

4.3.2.1.4 BGA X-ray and AOI

4.3.2.1.5 In-circuit test or other product specific test(s) (if applicable)

4.3.2.1.6 Pre-ESS/Burn-in functional test (if applicable)

4.3.2.1.7 ESS/Burn-in test (if applicable)

4.3.2.1.8 Post ESS/Burn-in functional test (if applicable)

4.3.2.1.9 Hi-pot Test (if applicable)

4.3.2.1.10 Final Inspection (FQA)

4.3.2.1.11 Out-of-Box Audit (OBA)

4.3.2.1.12 Harmonic source/in-house inspection result

4.3.2.1.13 RMA repair data
4.3.2.2	Test yield by product and by process

4.3.2.3	Defect Pareto by product and by process

4.3.2.4	Pareto for top 5 defects on the high failure products.

4.3.2.5	Root cause analysis and corrective action on top 3 high failure products

4.3.2.6	Test throughput yield by product

4.3.2.7	Weekly overall test throughput yield.
4.4	AGENCY AND INDUSTRY APPROVALS/CERTIFICATIONS:
4.4.1	The Quality System of the CM is required to be compliant to the ISO standard.

4.4.2	Minimum certification requirement is lSO-9002.

4.4.3	CM manufacturing processes shall comply with the related, UL or other industry standards.

4.4.4	CM will provide Harmonic with proof of Agency and Industry certification(s) and/or approval(s).

4.4.5	Upon selection, CM will be added to Harmonic AVL on specified approved products.

4.4.6	CM shall develop and implement a control process for all regulated components (such as safety and critical components).

4.4.7	Harmonic or agencies will periodically audit CM process for compliance.
4.5	PROCESS DEVELOPMENT AND QUALIFICATION (ASSEMBLY, INSPECTION AND TEST)
The CM shall develop detailed product specific process instruction for individual Harmonic product. Harmonic will review and approve the process instructions prior to start of production. Process instruction shall include as a minimum:
4.5.1	Process Development
4.5.1.1	Detailed process steps

4.5.1.2	Associated tools/equipment

4.5.1.3	Critical process parameters and machine settings

4.5.1.4	Identification of direct/indirect materials

4.5.1.5	Handling of non-conformities

4.5.1.6	Product handling precaution and training requirement

4.5.1.7	Data collection

4.5.1.8	Escalation process
4.5.2	Process Qualification:
4.5.2.1	Harmonic may select to conduct process qualification on all new builds.

4.5.2.2	Qualification lot quantity will be in the range of 10 to 100 units depending on the type of product. Qualification quantity will be defined in the PO.

4.5.2.3	CM shall develop a complete set of documentation prior to start of qualification. The documentation includes:
4.5.2.3.1	Quality Plan

4.5.2.3.2	Process Instruction

4.5.2.3.3	Critical Process Goal Target

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4.5.2.3.4	Training and Certification record
4.5.2.4	CM shall run the qualification lot in presence of Harmonic representative and complete the qualification lot in agreed upon time frame.

4.5.2.5	Harmonic will conclude the qualification run upon completion. If CM fails to achieve the predetermined process goals, a re-qualification is required.

4.5.2.6	Re-qualification can only be started after necessary adjustment, correction or improvement is made.
4.6	PRODUCT IDENTIFICATION AND TRACEABILITY: (MARKING/LABELING AND SERIALIZATION)
Harmonic Inc. product lines may have common Part Numbers across product lines. It is, therefore, necessary to distinguish carefully which product is being built to avoid confusion.
4.6.1	Configuration Control Plan will be necessary. (Part No., Revision, Serialization, Date of Manufacture/Lot Date Code)

4.6.2	Product identification should be in accordance with Harmonic Document No. SP250-0051167, Latest Rev. -Intelligent Date of Manufacture (DoM)

4.6.3	In cases where there are mother-daughter boards, serialization of the assemblies should be linked and tracked.

4.6.4	There should be Record Retention and Retrieval System. This includes:
4.6.4.1	All inspection and test results are captured based on the serial numbers.

4.6.4.2	All rework, repair, and upgrade data are captured based on the serial numbers

4.6.4.3	In cases of Drop-ship, serial numbers are traceable to Harmonic customer name and Sales Order Numbers.
4.7	WORKMANSHIP STANDARD:
4.7.1	Components shall meet manufacturer’s requirements

4.7.2	Bare PCBs shall meet IPC-A-600, Class II (latest revision)

4.7.3	PCBAs shall meet IPC-A-610, Class II (latest revision)

4.7.4	Finished goods shall meet Harmonic product specific Manufacturing Instruction (Ml) and Test Instruction (TI).

4.7.5	Finished goods shall meet Harmonic Cosmetic requirement — Harmonic: QA0910.
4.8	TRAINING AND CERTIFICATION:
4.8.1	CM shall only have trained and certified operators performing assembly, tests, inspection and packing of Harmonic products.

4.8.2	CM should maintain Training Records and Certifications in all areas/stages of production.

4.8.3	Training matrix for the personnel should be posted and available to Harmonic personnel upon request.
4.9	EQUIPMENT MAINTENANCE, SCHEDULE AND CALIBRATION COMPLIANCE
4.9.1	Calibration:
Supplier must plan ahead with calibration process to avoid line shutdowns.
4.9.1.1	Consigned Equipment:
4.9.1.1.1	The CM is expected to assume responsibility for calibration of Harmonic consigned test equipment.

4.9.1.1.2	The CM shall inform Harmonic of any “Out of Tolerance” calibration immediately so that a pertinent analysis can be done to assess the impact on products shipped to Harmonic and/or its customers
4.9.1.2	CM Equipment:
4.9.1.2.1	Provide Preventative Schedule and Records for all equipment used in production as requested.

4.9.1.2.2	Calibration and Recall List Records

4.9.1.2.3	Certification and Maintenance Records

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4.9.2	Preventive Maintenance:
4.9.2.1	Based on mutually agreed terms and conditions, the CM is expected to assume the responsibility for performing preventive maintenance (PM) on the equipment used to test Harmonic products.

4.9.2.2	Harmonic is responsible for the cost and replacement of parts/systems if due to the normal usage for test.
4.10	First Article Process/Procedure:
4.10.1	CM is required to submit a detailed and itemized First Article Report with the First Article Unit to Harmonic.

4.10.2	CM should not proceed with mass production until receiving approval of the First Article from Harmonic.

4.10.3	If CM chooses to proceed with mass production without gaining approval of the First Article, CM will bear the responsibility for any consequences.

4.10.4	First Article include:
4.10.4.1	Product built by CM for the first time (new product),

4.10.4.2	ECN validation

4.10.4.3	Build Re-start (> 3 months of no production),

4.10.4.4	Process validation and/or major process change

4.10.4.5	Fabricated components such as Cable Assemblies, PCB, Plastics, Sheet Metals, Power Supplies, Programmable Device
4.10.5 First Article Inspection Result
4.10.5.1	CM shall document and maintain the First Article inspection result for future tracking.

4.10.5.2	CM shall provide the First Article Report along with the unit(s) to Harmonic.
4.11	Out-of-Box Audit (OBA):
4.11.1	CM shall establish an independent out-of-box audit for ALL sub-assemblies and finished goods that shipped to Harmonic or Harmonic customers

4.11.2	CM shall use a standard based sampling inspection plan for out-of-box audit. Audit should include both visual inspection and electrical acceptance tests, where applicable. Acceptance limit, C, shall always be zero.

4.11.3	Weekly OBA report shall be reviewed with Harmonic as part of the weekly Quality reviews.
4.12	ESS/BURN-IN:
4.12.1	It is preferred for the CM to provide box build product accommodations such as hot room or chamber for ESS/Burn-in for Harmonic products.

4.12.2 The ESS/Burn-in parameters will be set by Harmonic.

4.12.3 The ESS/Burn-in criteria will be developed by Harmonic.
4.13	ON-GOING RELIABILITY TEST:
4.13.1	Based on mutual agreement, CM shall support Harmonic with box build products on-going reliability test (ORT) process for mean time between failure (MTBF) demonstration of mature products

4.13.2	Harmonic Reliability Engineering will set up the specific ORT, coordinate failure analysis, and analyze/report the data.

4.13.3	ORT monitoring is done by CM

4.13.4	CM shall provide failure analysis support on units that failed reliability testing. If failure is CM related, a formal corrective action report will be submitted to Harmonic.
4.14	RMA REPAIR: (CUSTOMER RETURNS)
Harmonic requires RMA repair capability at the CM’s. Based on mutual agreement:
4.14.1	CM will process all Harmonic customer returned products for repair and upgrade.

4.14.2	CM shall develop an RMA process to inspect, re-test and repair/upgrade the returned products

4.14.3	CM shall get access to Vantive Database to enter RMA Repair Data on to capture product specific return rate, inspection/test/repair data for all returns. All data should be entered in the Vantive Database in real time basis.

4.14.4	CM shall submit RMA Summary Report along with root cause analysis and corrective action to Harmonic on a regular basis

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4.14.5	CM shall complete the analysis and repair of the returns within two weeks or on a mutually agreed time frame.
4.15	HARMONIC AUDITS:
4.15.1	Harmonic conducts scheduled and UN-announced CM audits and visits.

4.15.2	Harmonic audits can be process, process capability and quality systems audits.

4.15.3	Harmonic shall set-up audits with corresponding CM representatives (ME, QE, Production Engineers).

4.15.4	CM to provide and make available internal data and Audit Plan for Quality and Process compliance

4.15.5	CM to establish streamlined, easy access to and availability of Records/SPC data during
4.16	ESD COMPLIANCE:
CM shall have the following:
4.16.1	ESD Procedure

4.16.2	ESD Inspection Log

4.16.3	Area and Station Audit Tag/Certification

4.16.4	Employee Records Training and Certification

4.17	SUPPLIER MANAGEMENT: SUPPLIER QUALIFICATION, PERFORMANCE MEASUREMENT AND AUDIT PLAN
4.17.1	Supplier should develop performance measurement process for sub-tier suppliers.

4.17.2	CM shall have or develop the following Supplier Management procedures:
4.17.2.1	Supplier Qualification Process/Procedure

4.17.2.2	Supplier Audits

4.17.2.3	Supplier Rating System Procedure

4.17.2.4	Supplier Performance Data

4.17.2.5	Supplier Disqualification
4.17.3	The CM supplier performance measurement criteria shall include, as a minimum:
4.17.3.1	Quality

4.17.3.2	Technical capability

4.17.3.3	Delivery

4.17.3.4	Cost

4.17.3.5	Responsiveness
4.17.4	CM shall provide on an agreed upon frequency the relevant supplier performance metrics to Harmonic for review.
4.18	SOURCE INSPECTION:
4.18.1	Source Inspection may be performed at the Supplier site at Harmonic discretion.

4.18.2	CM is required to provide adequate space for the Harmonic Source Inspector to conduct the inspection.

4.18.3	Mutually agreed goals will be set for the source inspection.

4.18.4	Sampling Plan is in accordance with Single Sampling Plan for Normal Inspection (Reference: Mil-Std-105E, Tables I and II — A) : Level II, 2.5% AQL with an option to perform 100% inspection.

4.18.5	If CM fails to achieve the source inspection target for 3 consecutive months, Harmonic will resume source inspection effort at CM’s cost.
4.19	MEETINGS:
4.19.1	CM shall attend scheduled Quality Meetings with Harmonic.

4.19.2	Meeting schedules/frequency will be established between CM and Harmonic representatives.

4.19.3	Attendants from CM shall include but not limited to the following:
4.19.3.1	Program Manager

4.19.3.2	Process Engineer/ Manager

4.19.3.3	Quality Engineer/ Manager

4.19.3.4	Production Supervisor / Manager
4.19.4	CM shall prepare and publish meeting agenda and minutes.

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4.20	DISASTER RECOVERY PLAN:
4.20.1	CM shall have a Disaster Recovery Plan
4.21	RESTRICTIONS:
4.21.1	CM shall not transfer Harmonic product to other manufacturing location(s) without written approval from Harmonic.

4.21.2	CM shall not sub-contract any portion of the manufacturing, test, and inspection without written approval from Harmonic.

4.21.3	CM must purchase parts to Harmonic’s approved AVL with no exceptions allowed. AVL additions must be formally approved by Harmonic by a Harmonic MCO before use is authorized.

4.21.4	CM shall obtain written authorization from Harmonic for any major process changes. Such changes include:
4.21.4.1	Elimination of any of the required manufacturing, test, and inspection process steps.

4.21.4.2	Changes in ISO, BABT, UL or other agency approval.

4.21.4.3	Changes in manufacturing, test, and inspection process flow.

4.21.4.4	Parts and components changes (BOM changes)

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